Exhibit 10.69

THE WESTERN UNION COMPANY 2015 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

TERMS AND CONDITIONS FOR NON-U.S. SECTION 16 OFFICERS

1.Pursuant to The Western Union Company 2015 Long-Term Incentive Plan (the “Plan”), The Western Union Company (the “Company”) hereby grants to <Participant Name> (“Executive”) an award of Restricted Stock Units (the “Units”), in the amount specified in Executive’s Award Notice (which forms part of this Agreement) as of the Grant Date specified in Executive’s Award Notice, related to shares of Common Stock (“Shares”), subject to the terms and conditions set forth in this Agreement (including any country-specific terms or conditions for Executive’s country of residence as set forth in the Appendix) and the Plan.  The terms of the Plan are hereby incorporated in this Agreement by this reference and made a part hereof.  Capitalized terms not defined herein shall have the same definitions as set forth in the Plan.

2.Each Unit shall provide for the issuance and transfer to Executive of one Share upon lapse of the restrictions set forth in paragraph 3 below. Upon issuance and transfer of Shares to Executive following the Restriction Period (as defined herein), Executive shall have all rights incident to ownership of such Shares, including but not limited to voting rights and the right to receive dividends.

3.

Subject to the other provisions of this Agreement (including the Appendix) and the terms of the Plan, on the third anniversary of the Grant Date (the date of “Full Vesting” of this Award), all restrictions on the Units shall lapse and the Shares subject to the Units shall be issued and transferred to Executive.  Effective on and after such date, subject to applicable laws and Company policies, Executive may hold, assign, pledge, sell, or transfer the Shares in Executive’s discretion.  The three-year period in which the Units may be forfeited by Executive is defined as the “Restriction Period.”

Notwithstanding the foregoing provisions in this paragraph 3, Executive will forfeit all rights to the Units unless Executive accepts these Terms and Conditions either through electronic acceptance (if permitted by the Company) or by signing and returning to the Company a copy of these Terms and Conditions on or before the 90th day following the Grant Date.  Signed copies of these Terms and Conditions should be sent to the attention of: Western Union Stock Plan Administration, 7001 E. Belleview Avenue, HQ 13, Denver, Colorado 80237. In addition, notwithstanding any other provision of the Plan or this Agreement, in order for the restrictions on the Units to lapse, Executive must execute and return to the Company or accept electronically an updated restrictive covenant agreement (and any exhibits) if requested by the Company which may contain certain noncompete, nonsolicitation and/or nondisclosure provisions.  Failure to execute or electronically accept such an agreement on or before the 90th day following the Grant Date will cause the Units to be forfeited and cancelled by the Company without any payment to Executive.

Prior to the issuance and transfer of Shares upon vesting, the Units will represent only an unfunded and unsecured obligation of the Company.  Subject to paragraph 22 of this Agreement, any Units that vest in accordance with paragraphs 3, 7 or 9 will be settled as soon as administratively practicable after vesting (i.e., upon lapse of the restrictions on the Units), but in no event later than 60 days after vesting.  If at any time the Company determines, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any foreign, state or federal law, or the consent or approval of any governmental authority is necessary or desirable as a condition to the issuance and transfer of Shares to Executive (or Executive’s estate), such issuance and transfer will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained.

4.Subject to the last sentence of this paragraph 4, Executive may elect to satisfy Executive’s obligation to advance the amount of any required income or other withholding taxes  (the “Required Tax Payments”) incurred in connection with the Award by any of the following means: (1) a cash payment to the Company, (2) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (3) authorizing the Company to withhold whole Shares which would otherwise be delivered to Executive having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to Executive, equal to the amount necessary to satisfy any such obligation, (4) a cash payment to the Company by a broker-dealer acceptable to the Company to whom Executive has submitted an irrevocable notice of sale, or (5) any combination of (1) and (2).  The Company shall have sole discretion to disapprove of an election pursuant to any of clauses (1)-(5) for any employee who is not an “officer” as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934.

Executive acknowledges that the ultimate liability for all Required Tax Payments legally due by Executive is and remains Executive’s responsibility and may exceed the amount actually withheld by the Company and/or Executive’s employer (the “Employer”).  Executive further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Required Tax Payments in connection with any aspect of the Units, including the grant of the Units, the vesting of the Units, the conversion of the Units into Shares, the subsequent sale of any Shares acquired at vesting and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Units to reduce or eliminate Executive’s tax liability.

To avoid negative accounting treatment, the Company may withhold or account for Required Tax Payments by considering applicable minimum statutory withholding rates.  If the obligation for Required Tax Payments is satisfied by withholding in Shares, for tax purposes, Executive is deemed to have been issued the full number of Shares due to Executive at vesting, notwithstanding that a number of Shares are held back solely for the purpose of paying the Required Tax Payments due as a result of any aspect of Executive’s participation in the Plan.  Finally, Executive shall pay to the Company or the Employer any amount of Required Tax Payments that the Company or the Employer may be required to withhold as a result of Executive’s receipt of the Units, the vesting of the Units, or the conversion of the vested Units to Shares that cannot be satisfied by the means previously described.  The Company may refuse to issue Shares to Executive if Executive fails to comply with Executive’s obligations in connection with the Required Tax Payments as described herein.

5.The Units may not be sold, assigned, transferred, pledged, or otherwise disposed of, except by will or the laws of descent and distribution, while subject to restrictions.  If Executive or anyone

2015 LTIP - Non-U.S. Section 16 Officer

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claiming under or through Executive attempts to make any such sale, transfer, assignment, pledge or other disposition of Units in violation of this paragraph 5, such attempted violation shall be null, void, and without effect.

6.Executive shall forfeit Executive’s right to any unvested Units if Executive’s continuous employment with the Company or a Subsidiary or Affiliate terminates for any reason during the Restriction Period (except solely by reason of a period of Related Employment or as set forth in paragraphs 7 and 9).

7.Except to the extent paragraph 9 applies, if Executive’s employment with the Company or a Subsidiary or Affiliate terminates involuntarily and without Cause on or after the first anniversary of the Grant Date, subject to Executive’s timely execution of an agreement and release in a form acceptable to the Company which will include restrictive covenants and a comprehensive release of all claims,  the Units shall vest and be settled on a prorated basis effective on Executive’s termination date.  Notwithstanding anything to the contrary in the Severance/Change in Control Policy (Executive Committee Level) (the “Executive Severance Policy”), such prorated vesting shall be calculated by multiplying the total number of Units granted under this Award by a fraction, the numerator of which is the number of days between the Grant Date and Executive’s termination date and the denominator of which is the number of days between the Grant Date and the date of Full Vesting of this Award as defined in paragraph 3, less any Units which have previously vested under this Award (or based on such other proration methodology selected by the Company which the Company determines in its sole discretion yields substantially the same results as the foregoing proration methodology).  The restricted portion of this Award that does not become vested under such calculation shall be forfeited on Executive’s termination date and shall be cancelled by the Company.    Notwithstanding anything to the contrary in the Executive Severance Policy, if Executive’s employment with the Company or a Subsidiary or Affiliate terminates involuntarily and without Cause before the first anniversary of the Grant Date (other than on account of death or Disability), and paragraph 9 does not apply, Executive shall not be entitled to a prorated Award.

If Executive’s employment with the Company or a Subsidiary or Affiliate terminates by reason of death or Disability during the Restriction Period, Executive shall immediately vest, as of the date of such termination of employment, in any then-unvested Units.  If Executive’s employment with the Company or a Subsidiary or Affiliate terminates by reason of Retirement, any then-restricted Units shall vest and be settled on a prorated basis effective on Executive’s termination date.  Such prorated vesting shall be calculated by multiplying the total number of Units granted under this Award by a fraction, the numerator of which is the number of days between the Grant Date and Executive’s termination date and the denominator of which is the number of days between the Grant Date and the date of Full Vesting of this Award as defined in paragraph 3, less any Units which have previously vested under this Award (or based on such other proration methodology selected by the Company which the Company determines in its sole discretion yields substantially the same results as the foregoing proration methodology).  The restricted portion of this Award that does not become vested upon such termination by reason of Retirement shall be forfeited on Executive’s termination date and shall be cancelled by the Company. In administering the Plan, the Company reserves the right to not apply the prorated vesting provisions described in this paragraph to an employee who meets the eligibility criteria for Retirement under the Plan if

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applying such provisions could be deemed to be impermissible age discrimination under local laws, as determined in the sole discretion of the Company.

8.During the Restriction Period, Executive (and any person succeeding to Executive’s rights pursuant to the Plan) will have no ownership interest or rights in Shares underlying the Units, including no rights to receive dividends or other distributions made or paid with respect to such Shares or to exercise voting or other shareholder rights with respect to such Shares.  Executive is not entitled to receive dividend equivalents in connection with this Award.

9.If Executive’s employment is terminated by the Company, a Subsidiary or an Affiliate involuntarily and without Cause (or otherwise terminates for an eligible reason according to the terms of the Company severance policy applicable to Executive as of the effective date of a Change in Control (if any)) during the 24-month period commencing on the effective date of the Change in Control, then, subject to the terms of any severance policy applicable to Executive as of the effective date of the Change in Control, any remaining restrictions applicable to the Units shall immediately lapse effective on the date of Executive’s termination.

10.The terms of this Agreement may be amended from time to time by the Committee in its sole discretion in any manner that it deems appropriate; provided, however, that no such amendment shall adversely affect in a material manner any right of Executive under this Agreement without Executive’s written consent.

11.Any action taken or decision made by the Company, the Board, or the Committee or their delegates arising out of or in connection with the construction, administration, interpretation or effect of the Plan or this Agreement shall lie within their sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on Executive and all persons claiming under or through Executive.  By accepting this grant of Units or other benefit under the Plan, Executive and each person claiming under or through Executive shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee or their delegates.

12.In accepting the Award of Units, Executive acknowledges that (i) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan; (ii) the Award of Units is voluntary and occasional and does not create any contractual or other right to receive future awards of Units, or benefits in lieu of Units, even if Units have been awarded repeatedly in the past; (iii) all decisions with respect to future awards, if any, will be at the sole discretion of the Committee; (iv) Executive’s participation in the Plan is voluntary; (v)  Executive’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the employment relationship at any time with or without Cause; (vi) the Award of Units is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or to the Employer, and the Units are outside the scope of Executive’s employment contract, if any; (vii) the Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service

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payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Subsidiary or Affiliate of the Company; (viii) in the event that Executive is not an employee of the Company or any Subsidiary of the Company, neither the grant of Units nor Executive’s participation in the Plan shall be interpreted to form an employment contract or relationship with the Company or any Subsidiary of the Company; (ix) the future value of the underlying Shares is unknown and cannot be predicted with certainty, (x) if Executive receives Shares, the value of such Shares acquired upon vesting of the Units may increase or decrease in value; (xi) in consideration of the grant of the Units, no claim or entitlement to compensation or damages shall arise from forfeiture of the Units resulting from termination of Executive’s employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws), and Executive irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, Executive shall be deemed irrevocably to have waived his or her entitlement to pursue such claim; (xii) in the event of involuntary termination of Executive’s employment (whether or not in breach of local labor laws), Executive’s right to receive the Units and vest under the Plan, if any, will terminate effective as of the date that Executive is no longer being paid regular salary as an employee of the Employer regardless of whether Executive is entitled to a notice period mandated under local law; furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), Executive’s right to receive Shares pursuant to the Units after termination of employment, if any, will be measured by the last date that the Employer pays Executive his or her last paycheck for regular salary as an employee of the Employer and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when Executive is no longer being paid regular salary for this purpose; and (xiii) the Units and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

13.The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Executive’s participation in the Plan, or Executive’s acquisition or sale of the Shares underlying the Units.  Executive is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

14.The validity, construction, interpretation, administration and effect of these Terms and Conditions, the Appendix and the Plan and rights relating to the Plan and to this Agreement (including the Appendix), shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware, as provided in the Plan.  For purposes of litigating any dispute that arises directly or indirectly under the grant of the Units or the Agreement (including the Appendix), the parties hereby submit to and consent to the jurisdiction of the State of Colorado, and agree that such litigation shall be conducted in the courts of Denver County, or the federal courts for the United States for the District of Colorado, where this grant is made and/or to be performed.

15.For Executives located outside of the European Economic Area:

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Executive hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement by and among, as applicable, the Employer, the Company and the Company’s Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing Executive’s participation in the Plan.

Executive understands that the Employer and/or the Company may hold certain personal information about him or her, including, but not limited to, Executive’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Units or other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Executive’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).

Executive understands that Data will be transferred to Merrill Lynch-Bank of America or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan.  Executive understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than Executive’s country.  Executive understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.  Executive authorizes the Company, Merrill Lynch-Bank of America and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan.  Executive understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan.  Executive understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative.  Executive understands, however, that refusing or withdrawing consent may affect his or her ability to participate in the Plan.  For more information on the consequences of refusal to consent or withdrawal of consent, Executive understands that he or she may contact his or her local human resources representative.

For Executives located within the European Economic Area:

Executive understands that the Employer, the Company and the Company’s Subsidiaries and Affiliates collect, store, use and transfer certain personal data about Executive as described in this Agreement.

This personal data includes, where permitted by applicable law, the Executive’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Units or other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Executive’s favor (“Data”).

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Executive understands that providing Employer and/or the Company with Data is necessary to effectuate Executive’s participation in the Plan and that Executive’s refusal to do so may affect Executive’s ability to participate in the Plan.

The Data are processed for the purpose of implementing, administering and managing Executive’s participation in the Plan. Furthermore, Employer, the Company and the Company’s Subsidiaries and Affiliates also process Data to the extent necessary for their legitimate interests in administering Executive benefits. The data controller for the processing of Data described in this Agreement is the Employer and the Company. A list of relevant data controllers across the European Economic Area is set out in the “EEA Employee and Consultant Data Privacy Notice” which is maintained on WU Life.

Executive understands that Data will be transferred to Merrill Lynch-Bank of America or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Furthermore, Data will be transferred between the Employer, the Company and the Company’s Subsidiaries and Affiliates as necessary for the purposes described in this Agreement.  Executive understands that some of the recipients of the Data are located in the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Executive’s country. To the extent that these data recipients are located in countries outside the European Economic Area that have not been recognized by the European Commission as providing an adequate level of data protection, the Company ensures that appropriate safeguards aimed at ensuring such a level of data protection are in place as required by applicable law, including by entering into the European Commission’s EU Standard Contractual Clauses with the data recipients pursuant to Article 46, §2 of the EU General Data Protection Regulation 2016/679 of April 27, 2016 (hereinafter: “GDPR”) . Executive understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.  Executive understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan.

Executive understands that, subject to applicable law, he or she may, at any time, request to access or erase Data, request additional information about the storage and processing of Data, or require any necessary amendments to Data subject to applicable law, Executive may also request the restriction of the processing of Data or object to that processing on grounds relating to his or her particular situation.  Subject to applicable law, Executive also has the right to receive, in a structured, commonly used and machine-readable format, the Data that he or she has provided to the Company, as well as the right to have this Data transmitted to another data controller, where it is technically feasible. Executive understands he or she may also lodge a complaint to the Supervisory Authority in particular, the Supervisory Authority of the location of his or her habitual residence, place of work or place of the alleged infringement of applicable data protection law.  Executive understands that he or she may exercise these rights at any time and without cost, by contacting in writing his or her local human resources representative.

Employees can consult the “EEA Employee and Consultant Data Privacy Notice which is maintained on WU Life or contact the Company’s Data Protection Officer at  wuprivacy@westernunion.com for more information about the Company’s data processing and privacy practices.

16.If Executive has received this Award Agreement or any other document or communication related to the Plan or this grant in a language other than English and the meaning in the translation is different than in the English version, the terms expressed in the English version will govern.

17.The Company may, in its sole discretion, decide to deliver any documents related to the Units and to participation in the Plan or related to future Units that may be granted under the Plan by electronic means or to request Executive’s consent to participate in the Plan by electronic means.  Executive hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

18.Notwithstanding any provisions in the Agreement or the Plan, the grant of Units shall be subject to any special terms and conditions set forth in the Appendix to this Agreement for Executive’s country of residence.  The Appendix constitutes part of the Agreement.

19.The Company reserves the right to impose other requirements on Executive’s participation in the Plan, on the grant of Units and on any Shares acquired under the Plan to the extent the Company determines it is necessary or advisable in order to comply with any applicable law or facilitate the administration of the Plan.  Executive agrees to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.  Furthermore, Executive acknowledges that the laws of the country in which Executive is working at the time of grant, vesting or the sale of Shares received pursuant to this Award (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject Executive to additional procedural or regulatory requirements that Executive is and will be solely responsible for and must fulfill.

20.If one or more provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed as to foster the intent of this Agreement and the Plan.

21.Notwithstanding anything in the Agreement to the contrary, this Award, and any related payments, are subject to the provisions of (i) The Western Union Company Clawback Policy, as in effect on the Grant Date, (ii) the clawback policy, as in effect on the Grant Date, adopted by the Company in order to comply with paragraph 7 of the Enhanced Compliance Undertaking of the Deferred Prosecution Agreement dated January 19, 2017 by and between the Company, the U.S. Department of Justice, and the U.S. Attorney’s Offices for the Eastern and Middle Districts of Pennsylvania, the Central District of California, and the Southern District of Florida, and (iii) any modification to the foregoing clawback policies or any other clawback policy of the Company adopted to comply with applicable laws, rules, regulations or governmental orders or judgments.

2015 LTIP - Non-U.S. Section 16 Officer

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22To the extent any amounts under this Agreement are payable by reference to Executive’s “termination of employment,” such term shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code if Executive is subject to tax in the U.S.  Notwithstanding any other provision in this Agreement, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of Executive’s death.  In addition, to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, and (ii) such payment is conditioned upon Executive’s execution of a release and is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, such payment shall be paid or provided in the later of the two taxable years.

On Behalf of The Western Union Company

By:____________________________

Title: <Name, Title, Signature>

I accept the grant of Units under the terms and conditions set forth in this Agreement.

By:____________________________

<Participant Name>

Date: <Date>

2015 LTIP - Non-U.S. Section 16 Officer

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APPENDIX

THE WESTERN UNION COMPANY

2015 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

ADDITIONAL TERMS AND PROVISIONS

FOR NON-U.S. SECTION 16 OFFICERS

Terms and Conditions

This Appendix includes special terms and conditions applicable to Executive if he or she resides in one of the countries listed below.  These terms and conditions are in addition to or, if so indicated, in place of, the terms and conditions set forth in the Agreement.  Unless otherwise provided below, capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Agreement.

Notifications

This Appendix also includes country-specific information of which Executive should be aware with respect to his or her participation in the Plan.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2019.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that Executive does not rely on the information noted herein as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time that he or she vests in the Units and Shares are issued to him or her or the Shares issued upon vesting of the Units are sold.

In addition, the information is general in nature and may not apply to Executive’s particular situation, and the Company is not in a position to assure Executive of any particular result.  Accordingly, Executive is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her particular situation.  Finally, please note that if Executive is a citizen or resident of a country other than the country in which he or she is currently working, or transfers employment after grant, the information contained in this Appendix may not be applicable.

AUSTRIA

Notifications

Consumer Protection Notification.  If the provisions of the Austrian Consumer Protection Act (the “Act”) are applicable to the Agreement and the Plan, Executive may be entitled to revoke his or her acceptance of the Agreement under the conditions listed below:

(i)If Executive accepts the Agreement outside the business premises of the Company, he or she may be entitled to revoke his or her acceptance of the Agreement, provided the revocation is made within one week after he or she accepts the Agreement.

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(ii)The revocation must be in written form to be valid.  It is sufficient if Executive returns the Agreement to the Company or the Company’s representative with language which can be understood as a refusal to conclude or honor the Agreement, provided the revocation is sent within the period set forth above.

Exchange Control Information.    If Executive holds Shares outside of Austria, Executive must submit a report to the Austrian National Bank. An exemption applies if the value of the shares, as of any given quarter does not exceed €30,000,000 or as of December 31, does not exceed €5,000,000. If the former threshold is exceeded, quarterly obligations are imposed, whereas if the latter threshold is exceeded, annual reports must be given. The annual reporting date is as of December 31 and the deadline for filing the annual report is January 31 of the following year.    If quarterly obligations are imposed, the reporting date is the end of each quarter and the deadline for filing the report is the 15th of the month following.

When Shares are sold, there may be exchange control obligations if the cash received is held outside Austria.  If the transaction volume of all Executive accounts abroad exceeds €10,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month with the form “Meldungen SI-Forderungen und/oder SI-Verpflichtungen.”

UNITED ARAB EMIRATES

There are no country specific provisions.

2015 LTIP - Non-U.S. Section 16 Officer

RSUs (3-year cliff vest)